Exhibit 2.1

PLAN OF MERGER

This Plan of Merger (the “Agreement”) is dated as of November 30, 2004, and is between Vegas Petra, Inc., a Nevada corporation (sometimes hereafter referred to as “Vegas”) and Digital Ally, Inc., a Nevada corporation, (sometimes hereafter referred to as “Digital”).

WHEREAS, Vegas Petra, Inc. is a corporation duly organized and existing under the laws of Nevada. Vegas maintains an office in Mesa, Arizona. Digital is a corporation duly organized and existing under the laws of Nevada. Digital maintains an office in Leawood, Kansas.

WHEREAS, the authorized capitalization of Vegas is 25,000,000 shares of common stock with a par value of one-tenth of one cent ($0.001) per share. There are presently 12,500,000 shares of common stock issued and outstanding as of the date hereof.

WHEREAS, the authorized capitalization of Digital Ally consists of 20,000,000 shares of $0.001 par value common stock of which 15,000,000 shares are issued and outstanding as of the date hereof.

WHEREAS, the Board of Directors of Vegas and Digital deem it to the benefit and advantage of each of said corporations and their respective stockholders that Vegas and Digital merge under and pursuant to the provisions of the laws of Nevada and that the surviving corporation after the merger be Vegas, with the name of the surviving corporation being changed to Digital Ally, Inc.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

Except as herein set forth, the corporate existence of Vegas Petra, Inc., a Nevada corporation, with all its purposes, powers and objects, shall continue in effect and unimpaired by the merger, and Digital Ally, Inc., a Nevada corporation shall be merged into Vegas and Vegas, as the corporation surviving the merger, shall be fully vested therewith, and the separate existence and corporation organization of Digital Alley, Inc. shall cease to exist as soon as the merger shall become effective as herein provided and thereupon Digital Ally shall be merged into and become a single corporation, to wit, Vegas Petra, Inc., a Nevada corporation (hereinafter sometimes referred to as the “surviving corporation”). The name of the surviving corporation shall be changed from Vegas Petra, Inc. to Digital Ally, Inc. This Agreement shall continue in effect and the merger shall become effective only if the Agreement is adopted by the stockholders of both of the companies involved herein who we parties to this agreement. Upon such adoption by the shareholders of the corporations to this agreement, the fact shall be certified upon the agreement as required by law, and Articles of Merger filed with the Secretary of State of Nevada. The Merger shall become effective at such time the required Articles of Merger are filed with the state of Nevada, which time is sometimes herein referred to as the “Effective date of the Merger.”

ARTICLE II

Upon the effective date of the Merger, the Articles of Incorporation of Vegas Petra, Inc., a Nevada corporation, as hereinafter amended, shall be the Articles of Incorporation of the surviving corporation. Said Articles of Incorporation are made a part of this Agreement and Plan of Merger with the same force and effect as if set forth in full. Said Articles of Incorporation shall be amended to read as follows:

ARTICLE III

The name of the Corporation is Digital Ally, Inc.

ARTICLE IV

The amount of the total authorized capital stock of this corporation is $75,000 as 75,000,000 shares each with a par value of one mil ($0.001). Such shares are non-assessable.

ARTICLE V

On the effective date of the merger, the surviving corporation shall continue in existence and, without further transfer, succeed to and possess all of the rights, privileges, and purposes of the constituent corporation; and all of the property, real and personal, including subscriptions to shares, causes of action and every other asset of the constituent corporation, shall vest in the surviving corporation without further act or deed; and the surviving corporation shall be liable for all of the liabilities, obligations and penalties of the constituent corporation. No liability or obligation due or to become due, claim or demand for any cause existing against either corporation, or any stockholder, officer, director or employee thereof, shall be released or impaired by such merger. No action or proceeding, whether civil or criminal, then pending by or against the constituent corporation or any stockholder, officer, director or employee thereof shall abate or be discontinued by such merger, but may be enforced, prosecuted, defended, settled or compromised as if such merger had not occurred or the surviving corporation may be substituted in any action or proceeding in place of any constituent corporation.

If at any time the surviving corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the surviving corporation the title to any property or rights of the constituent corporation or otherwise to carry out the provisions hereof, the proper officers and directors of the constituent corporation, as of the effective date of the merger; shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the surviving corporation, and otherwise to carry out the provisions hereof.

ARTICLE VI

The total number of shares of stock which the surviving company shall have authority to issue shall be 75,000,000 shares of common stock, with a par value of one-tenth of one cent ($0.001) per share, in accordance with the Articles of Incorporation as amended by the Articles of Merger when filed with the Nevada Secretary of State.

ARTICLE VII

Upon the effective date of the merger, each three shares of Digital shall be converted into one new share of fully paid and non-assessable common stock $0.001 par value, of the surviving corporation. Upon the surrender of such certificates to the transfer agent of the surviving corporation, the transferee or other holder of the certificates surrendered shall receive in exchange therefore, a certificate or certificates of the surviving corporation. They will receive a total of 5,000,000 shares of the common stock of the surviving corporation. The said 5,000,000 shares will be restricted shares in that they will not be freely tradable and will be issued and held for investment purposes only and not with a view to the resale or other distribution thereof. The shareholders of Digital Ally Inc, by approving this agreement, represents and warrants that all of the shareholders of Digital Alley who will receive the shares pursuant to this agreement, will hold said shares for investment purposes only and not with a view to the resale or distribution thereof; and that they will have no intention of selling, transferring, hypothecating, or otherwise disposing of any or all of such shares at any particular time, for any particular price or upon the happening of any particular event. In issuing said shares the surviving corporation will be relying upon the truth and accuracy of these covenants, warranties, and representations in issuing said common stock to the shareholders of Digital Ally without first registering the same under the Securities Act of 1933, as amended. It is understood that the management of Digital Ally will obtain from each shareholder an Investment Letter that so states the above, and also states that the Digital Ally shareholders know that the shares of stock they receive will be “Restricted,” and that such shares will bear a legend restricting their transferability. Each certificate will on face have a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (the “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THZ SATISFACTION OF THE COMPANY.

Upon the effective date of the merger, Mark Shelly shall return to the corporation the 10,000,000 shares he presently owns. If this agreement is approved and becomes effective, there will be a total of 7,500,000 shares issued and outstanding.

ARTICLE VIII

The officers and directors Vegas at the effective date of the merger shall be as follows:

Charles A. Ross, Jr.	President/CEO & Director Director & Secretary Director Treasurer

If after the effective date of the merger, a vacancy shall exist in the board of directors of the surviving corporation, or in any of the offices specified above, such vacancy may be filled in the manner provided in the Bylaws of the surviving corporation.

ARTICLE IX

All corporate acts, plans, policies, approvals and authorizations of each of the parties to this agreement, or their stockholders, boards of directors, committees elected or appointed by the board of directors, officers and agents, which were valid and effective immediately prior to the effective date of the merger, shall be taken for all purposes as the acts, policies, approvals and authorizations of the surviving corporation, and shall be as effective and binding thereon as they were on each of the corporations. It is intended that the transaction described herein qualifies as a reorganization within the definition of the Internal Revenue Code, as amended.

ARTICLE X

This Agreement of Merger shall be submitted to the stockholders of each of the corporations involved as provided by the applicable laws of the State of Nevada. There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the capital stock outstanding of each of the corporations that are a party to this agreement. In addition, consummation of the merger shall be subject to obtaining any consents or approvals determined by the respective Boards of Directors of the Corporations to be necessary to effect such merger.

ARTICLE XI

The surviving corporation hereby agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any obligation of any of the corporations that are a party to this agreement.

ARTICLE XII

This Agreement and the merger may be terminated and abandoned by resolutions of the Boards of Directors of the corporations involved prior to the merger becoming effective. In the event of the termination and the abandonment of the Agreement and the merger pursuant to the foregoing provisions of this agreement, this Agreement shall become void and of no further effect without any liability on the part of either of the constituent corporations or its stockholders or the directors or officers in respect thereof.

ARTICLE XIII

This Agreement and Plan of Merger may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

ARTICLE XIV

Between the date of this Agreement and the effective date, none of the constituent corporations shall:

1.	Declare or pay dividends to its stockholders.

2.	Except in the normal course of business and for adequate value, dispose of any of its assets.

3.	Issue any additional stock.

ARTICLE XV

1. There are no actions, suits, arbitrations or other administrative, criminal or civil actions or proceedings pending or threatened against Vegas which would materially and adversely affect Vegas, its properties or assets, or the conduct of its business. Vegas does not owe any taxes of any kind to any governmental agency.

2. Vegas is not subject to any charter, by-law, mortgage, lien, lease, agreement, judgment or any other restriction of any kind which would prevent consummation of the transaction contemplated in this agreement. Vegas does not have any subsidiaries. Vegas has complied with all federal and state law in the issuance of its securities.

3. Vegas has properly filed any and all required tax returns and notices, and is current with all state and federal filings.

ARTICLE XVI

1. There are no actions, suits, arbitrations or other administrative, criminal or civil actions or proceedings pending or threatened against Digital which would materially and adversely affect Digital, its properties or assets, or the conduct of its business. Digital does not owe any taxes of my kind to any governmental agency.

2. Digital is not subject to any charter, by-law, mortgage, lien, lease, agreement, judgment or any other restriction of any kind which would prevent consummation of the transaction contemplated in this agreement. Digital does not have any subsidiaries. Vegas has complied with all federal and state law in the issuance of its securities.

3. Digital has properly filed any and all required tax returns and notices, and is current with all state and federal filings.

ARTICLE XVII

MISCELLANEOUS

1. Each of the parties to this agreement shall pay their own expenses, costs and attorney’s fees incident to the preparation of this agreement and to the consummation of the transactions contemplated herein.

2. The validity, interpretation and performance of this agreement shall be controlled and construed under the laws of the State of Nevada.

3. Any assignment of this agreement or the rights of any of the parties hereunder, without consent of the other parties shall be void.

4. Prior to the effective date of the merger, each of the corporations will carry on its business in substantially the same manner in which such business has been conducted heretofore.

5. Each of the corporations involved herein will, at all reasonable times, allow the officers, attorneys, accountants, or other authorized representatives of the other involved corporation, from the date hereof until the effective date, to have free and full access to all of the properties, books, offices, accounts, contracts, and records of every kind in order that each corporation shall have full opportunity to make such investigation as it shall desire to keep itself fully informed with respect to the affairs of the other corporations.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed, all as of the day and year first above written.

Vegas Petra, Inc., a Nevada corporation

/s/ Mark Shelly
President & Director

Digital Ally, Inc., a Nevada corporation

/s/ Charles A. Ross, Jr.
President & Director